LICENSE AGREEMENT
     This Agreement is made effective the ____ day of January, 2003, by and between (i)Exerciting, LLC., ("Exerciting"), a limited liability corporation with a principal place of business at 2003-H Lake Park Drive, Smyrna, GA 30080 and (ii) Advanced Sports Technologies, Inc., ("Company"), a Florida corporation with its principal place of business at 9700 Via Emilie, Boca Raton, FL 33428 who, intending to be legally bound, hereby agree as follows:

     1.  INTRODUCTION

         The Company wishes to acquire and Exerciting wishes to grant to the Company the exclusive rights (subject to Licensor's retained rights as defined in Section 3.1 herein) to use and otherwise exploit all of Exerciting's rights in respect to the Licensed Patents and Company desires such a license, all in accordance with the terms and conditions set forth below.

     2.  DEFINITIONS

	"Buns Technology" shall mean Exerciting's portable gym with elastomer resistance and heel cup which is covered under U.S. patents #5,558,609 and U.S.#5,695,437 and any Improvements and may be marketed under the trademark name Better Buns r U.S Reg. #2,279,957.

        "Effective Date" shall mean the date set forth in the preamble.

        "Gross Revenues" shall mean all cash consideration actually received by Company as payment of the Selling Price for Royalty Products.

        "Improvements" shall mean any modifications or enhancements to, or derivative works based upon, any Licensed Patents.

        "Licensed Patent(s)" shall mean all current and future United States and foreign patents and patent applications related to the Buns Technology which are owned by Exerciting, including without limitation those set forth in Appendix A, together with any and all continuations, patent extensions, divisional and re-issue applications, reexaminations, and continuation-in-part applications thereof.

         "Licensed Product" shall mean any product which is covered under the Licensed Patent(s) or by any claim being prosecuted in any pending and un-abandoned application included within the definition of Licensed Patent.

        "Patent Applications" shall mean the patent applications set forth in Appendix A.

        "Person" means any individual, corporation, association, partnership, limited liability company, estate, trust or any other entity or organization.

        "Royalty Patents" shall mean any patents issued pursuant to the Patent Applications.


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         "Royalty Product" shall mean any product which is sold or
licensed by Company in the ordinary course of business and either: (i) which, but for the licenses granted herein, infringes a Valid Royalty Claim contained in a Royalty Patent; or (ii) which is covered by any allowed claims being prosecuted in any pending and un-abandoned Patent Application. For purposes of this Agreement, a product shall be considered sold or licensed upon Company's actual receipt of cash consideration payable to Company in respect of such sale or license as specified in accordance with the terms of the agreement relating to such license or sale.

        "Selling Price" for purposes of computing royalties for any Royalty Product under this Agreement shall mean Company's invoice price for such Royalty Product (a) after deduction of any regular trade, quantity discounts, or cash discounts, and (b) excluding, any taxes, duties, shipping charges, packing costs, and interest charged to customers.

         "Valid Claim" shall mean a claim of an issued, unexpired Licensed Patent which shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

        "Valid Royalty Claim" shall mean a claim of an issued, unexpired Royalty Patent which shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.
	3.  GRANT OF RIGHTS

           3.1 License Grant. Exerciting hereby grants and Company accepts, subject to the terms and conditions of this Agreement, a worldwide, exclusive license under the Licensed Patents to (a) make, have made, use, sell, have sold, offer to sell, transfer, market, reproduce and distribute any Licensed Products; (b) develop Improvements; (c) otherwise use, commercialize and exploit the Licensed Patents; and (d) sublicense part or all of the rights granted
in this Section 3.1 to one or more third parties.   Notwithstanding
anything to the contrary contained in this Paragraph 3.1, Licensor shall retain the exclusive royalty free right to use the Licensed Patents and Improvements solely in connection with Licensor or its sublicensee's manufacturing, marketing and distribution of Licensed Product in connection with the marketing of Licensor's abdominal products. Therefore, Licensor shall have no obligation to pay Licensee any payment or royalty from such sales of these Licensed Products.

           3.2 Improvements. In the event that Company discovers or develops an Improvement or an Improvement is created on Company's behalf, Licensor shall own all right, title and interest in such Improvement.

           3.3 Disclaimer of Obligation to Exploit. Exerciting hereby acknowledges and agrees that Company shall not have any obligation to use, market or otherwise exploit the Licensed Patents. Nothing in this Agreement or in the relationship between the parties shall be construed to impose such an obligation on Company.

        4.  PATENT PROSECUTION AND ENFORCEMENT

           4.1 Prosecution and Maintenance. Exerciting shall have the right and obligation, consistent with sound and reasonable business practices and judgment, (a) to file, prosecute, and maintain

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all of the Licensed Patents in any and all jurisdictions and (b) to determine whether or not to abandon the prosecution of any patent application for Buns Technology or to discontinue the maintenance of any Licensed Patent. However, in the event that Exerciting elects not to file or continue prosecution of a patent application for any Buns Technology in any jurisdiction, or to maintain any Licensed Patent in any jurisdiction, it will promptly notify Company in writing, and Company shall have the right, but not the obligation, to file and prosecute any such patent application, and/or to maintain any such Licensed Patent, and Exerciting will provide all reasonable assistance with such prosecution and maintenance. Company shall have the right to deduct all expenses it may incur hereunder in connection with filing and prosecuting any patent application, and/or maintaining any Licensed Patent from amounts due to Exerciting in accordance with
Section 5.1.

           4.2 Enforcement. Company and Exerciting shall each provide prompt written notice to the other party of any alleged infringement or misappropriation by a third party of the Licensed Patents and provide such other party with any available evidence of such infringement. During the term of this Agreement, Company shall have the first right to institute and control, at its expense, any action against a third party for infringement or misappropriation of the Licensed Patents. Exerciting agrees to join any such action as a plaintiff at Company's request and expense. If Company elects not to initiate action within one hundred eighty (180) days after receiving notice of the infringement of any Licensed Patents by a third party, Company shall so notify Exerciting in writing, and Exerciting shall be free to bring such action in Exerciting's own name at Exerciting's expense. Company shall assist Exerciting and cooperate in such action at Exerciting's reasonable request and expense, and Exerciting shall be entitled to retain all proceeds of such action.

        5.  ROYALTIES

           5.1 Royalties. In consideration of the grant of the license by Exerciting to Company in Section 3 above, Company agrees to pay
Exerciting royalties equal to eight percent (8%) of Gross Revenues.
No multiple royalties shall be payable because any Royalty Products are covered by more than one of the Royalty Patents. The royalty payments required to be made by Company shall be paid with respect to Gross Revenues received in any quarter within forty-five (45) days of the last day of the quarter in which such Gross Revenues are received by Company. Minimum quarterly royalty payments are due within forty-five (45) days of the last day of the quarter.

           5.2 Minimum Royalty Payment. Beginning with the fiscal quarter of the Company's ending December 31, 2003 and each quarter thereafter the quarterly minimum Royalty payable to Exerciting under
Section 5.1 above will be fifty thousand dollars ($50,000.00) and the Company agrees that such Minimum Royalty will be paid within forty-
five (45) days of the last day of each quarter.   Failure by the
Company to make the Minimum Royalty Payment shall be deemed a material breach of this agreement.


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           5.3  Definitions.

             (a) "Bankruptcy" shall mean, and a Person shall be deemed "Bankrupt" upon, (i) the entry of a decree or order for relief of a Person by a court of competent jurisdiction in any involuntary case involving a Person under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent for a Person or for any substantial part of a Person's assets or property; (iii) the ordering of the winding up or liquidation of a Person's affairs; (iv) the filing with respect to a Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (v) the commencement by a Person of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (vi) the consent by a Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent for a Person or for any substantial part of a Person's assets or property;
(vii) the making by a Person of any general assignment for the benefit of creditors; or (viii) the failure by a Person generally to pay its debts as such debts become due.

           5.4 Payment Terms. Company shall remit all royalty payments due in accordance herewith, less any deductions authorized by this Agreement, on a quarterly basis. Except as otherwise directed, all amounts owing to Exerciting under this Agreement shall be paid in U.S. dollars to Exerciting.

           5.5 Audit. Exerciting shall have the right, upon reasonable prior notice and during normal business hours, to audit the books, records and accounts of Company relating to Company's payment of royalties hereunder. The expense of any such audit shall be borne by Exerciting and Exerciting shall not be permitted to conduct more than two audits in any twelve-month period.

        6.  OPTION TO PURCHASE

Following the occurrence of the Bankruptcy of Exerciting, Company shall have the right and option, but not the obligation, to purchase all of Exerciting's interest in the Licensed Patents at the then current fair market value to Company of the Licensed Patents:


	7.  WARRANTIES

           7.1 By Exerciting. Exerciting represents and warrants to Company that (a) Exerciting is the sole owner of the Licensed Patents,
(b) Exerciting has the full right, power and authority to enter into this Agreement, to grant to Company the rights granted herein and to perform Exerciting's obligations hereunder, (c) this Agreement does not conflict with, result in a breach of, or constitute a default under any agreement, contract, instrument, order or decree to which Exerciting is a party or by which Exerciting is otherwise bound, and
(d) prior to the Effective Date, Exerciting has not granted any third party a license to any rights in the Licensed Patents, except as retained under Section 3.1.


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        8.  TERM AND BREACH

           8.1 Term. The term of this Agreement shall begin on the Effective Date and continue until the last Licensed Patent has expired or upon the abandonment of the last to be abandoned of any patent applications included in the definition of Licensed Patent, whichever is later, unless sooner terminated in accordance with this Section 8.

           8.2 Termination. This Agreement shall automatically terminate upon Company's exercising of its option set forth in
Section 6 to purchase Exerciting's ownership interest in the Licensed
Patents.

           8.3 Effect of Breach. In the event Exerciting materially breaches the terms of this Agreement, Company shall have the right to suspend payment of all royalty obligations under Section 5 until Exerciting has cured all such breaches. The foregoing shall not prevent Company from pursuing all other remedies available at law or in equity. In the event Company materially breaches the terms of this Agreement, Exerciting's sole remedy shall be that it may terminate this Agreement and the license granted hereunder.

           8.4 Survival of Obligations. In the event this Agreement terminates or expires in accordance with Sections 8.1 or 8.2, each party's rights and obligations under Section 9 will survive termination or expiration of this Agreement.

	9.  CONFIDENTIALITY

        Each party shall hold any proprietary or confidential information disclosed by the other party ("Confidential Information") in strict confidence, shall not disclose it to others or use it in any way, commercially or otherwise, provided, however, the foregoing shall not limit, prohibit, or otherwise restrict or be construed to limit, prohibit or otherwise restrict either party from exercising, enforcing or otherwise enjoying rights and benefits granted to such party under this Agreement. Each party further agrees to take all action reasonably necessary to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information which (a) is or becomes part of the public domain through no fault of the other party, or (b) is required to be disclosed by applicable law, rule or regulation, including disclosure obligations under applicable state and federal securities laws.

        10.  LIMITATIONS OF LIABILITY

        NEITHER PARTY SHALL BE LIABLE FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO EXCLUDE EACH PARTY'S LIABILITY TO THE OTHER PARTY FOR ANY AND ALL DAMAGES OTHER THAN DIRECT DAMAGES.


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        11.  MISCELLANEOUS

           11.1 Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to its conflict of laws provisions. In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provisions will be deemed not to be a part of this Agreement.

           11.2 Independent Contractors. The parties hereto are independent contractors, and neither is an agent or employee of, and has no authority to bind, the other by contract or otherwise. Nothing in this Agreement shall be deemed to constitute, establish, create, give effect to or otherwise recognize a joint venture, partnership or formal business entity of any kind, and the rights and obligations of the party shall be limited to those expressly set forth herein.

           11.3 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

           11.4 Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth on the first page of this Agreement, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date when hand delivered or transmitted by facsimile, five (5) days after being sent by express mail or nationally-recognized private express courier, and ten (10) days after being sent by registered or certified mail.

           11.5 Force Majeure. Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstances normally deemed outside the control of the parties.

           11.6 Compliance with Law. Each party agrees to comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the technical information disclosed hereunder or direct products thereof. Neither party shall export or re-export, directly or indirectly, any technical information disclosed hereunder or direct products thereof to any destination prohibited or restricted by the export control laws and regulations of the United States, including the U.S. Export Administration Regulations, without the prior authorization from the appropriate governmental authorities.

           11.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which

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shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto.

           11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

           11.9 Complete Agreement. The parties hereto acknowledge that this Agreement, including Appendix A, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

Exerciting LLC
                   Advanced Sports Technologies, Inc.





By:
                                       By:
Title:
                                       Title:
Date:
                                       Date:






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                                 APPENDIX A

                              LICENSED PATENTS



Country

Application #

Prosecution Status

Filing Date

Patent #

Issue Date

Expiration Date



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